EATON VANCE ENHANCED EQUITY INCOME FUND II

Supplement to Prospectus dated April 22, 2021

The following changes are effective July 1, 2021:

The following replaces the seventh paragraph under “The Adviser” in “Management of the Fund” in the Prospectus:

Lewis R. Piantedosi and Douglas R. Rogers are responsible for the overall and day-to-day management of the Fund’s investments. Mr. Piantedosi is a Vice President of Eaton Vance, has been a portfolio manager of the Fund since September 2014 and has managed other Eaton Vance portfolios for more than five years. Mr. Rogers is a Vice President of Eaton Vance, has been an equity analyst at Eaton Vance since 2001 and has been a portfolio manager of the Fund since July 2021.

May 13, 2021

EATON VANCE ENHANCED EQUITY INCOME FUND II

Supplement to Statement of Additional Information dated April 22, 2021

The following changes are effective July 1, 2021:

The following replaces the tables under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
Lewis R. Piantedosi(1)(2)
Registered Investment Companies	6	$ 30,633.5	0	$ 0
Other Pooled Investment Vehicles	12	$ 19,693.3(3)	0	$ 0
Other Accounts	7	$ 92.0	0	$ 0
Douglas R. Rogers(4)
Registered Investment Companies	2	$ 353.4	0	$ 0
Other Pooled Investment Vehicles	0	$ 0	0	$ 0
Other Accounts	0	$ 0	0	$ 0
(1)	This portfolio manager provides advisory services for certain of the “Other Accounts” on a nondiscretionary or model basis. For “Other Accounts” that are part of a wrap account program, the number of accounts is the number of sponsors for which the portfolio manager provides advisory services rather than the number of individual customer accounts within each wrap account program. The assets managed may include assets advised on a nondiscretionary or model basis.
(2)	This portfolio manager serves as portfolio manager of one or more registered investment companies that invests or may invest in one or more underlying registered investment companies in the Eaton Vance family of funds or other pooled investment vehicles sponsored by Eaton Vance. The underlying investment companies may be managed by this portfolio manager or another portfolio manager.
(3)	Certain of these “Other Pooled Investment Vehicles” invest a substantial portion of their assets in a registered investment company in the Eaton Vance family of funds and/or in a separate pooled investment vehicle sponsored by Eaton Vance which may be managed by this portfolio manager or another portfolio manager.
(4)	As of March 31, 2021

The following table shows the dollar range of Fund shares beneficially owned by each portfolio manager as of the Fund’s most recent fiscal year ended October 31, 2020 and in the Eaton Vance family of funds as of December 31, 2020.

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned in the Fund	Aggregate Dollar Range of Equity Securities Beneficially Owned in all Registered Funds in the Eaton Vance Family of Funds
Lewis R. Piantedosi	None	Over $1,000,000
Douglas R. Rogers	None(1)	Over $1,000,000

(1)       As of March 31, 2021

May 13, 2021